Exhibit 5.4
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
March 14, 2011
Willis Group Holdings Public Limited Company
51 Lime Street
London EC3M 7DQ, England
Ladies and Gentlemen:
We have acted as counsel to Willis Group Holdings Public Limited Company, a company organized and existing under the laws of Ireland (the “Issuer”), and to Willis Netherlands Holdings B.V., a company organized and existing under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company with limited liability organized under the laws of England and Wales, Trinity Acquisition plc, a company with limited liability organized and existing under the laws of England and Wales, Willis Group Limited, organized under the laws of England and Wales, and Willis North America, a Delaware corporation (each individually, a “Guarantor,” and collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 3, dated the date hereof, (the “Amendment”) to the Issuer’s Registration Statement on Form S-3, dated the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of the guarantees of the Guarantors to be issued in connection with the Holdings Debt Securities (the “New Guarantees”). The New Guarantees may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) pursuant to Rule 415 under the Act.
The New Guarantees will be issued under an Indenture (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon, as Trustee (the “Trustee”).
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Prospectus; and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives the Guarantors. We have also assumed (i) the valid existence of each of the Guarantors and (ii) that each of the Guarantors has the requisite corporate power and authority to enter into and perform, as applicable, the Indenture and the New Guarantees.
Further, we have assumed (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the New Guarantees are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the New Guarantees offered thereby and will at all relevant times comply with all applicable laws, (iii) the Issuer has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all New Guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any New Guarantees will have been duly authorized and validly executed and delivered by the Issuer and the other party or parties thereto, (vi) any New Guarantees issuable upon conversion, exercise or exchange of any New Guarantees being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange and (vii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.
Based on and subject to the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
     New Guarantees. Assuming that the issuance and terms of any New Guarantees and the terms of the offering thereof have been duly authorized, when (i) the Indenture substantially in the form so filed, and the New Guarantees have been duly executed, authorized and delivered by all parties thereto, (ii) the terms of the New Guarantees to be issued under the Indenture and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law, affect the enforceability of such New Guarantees or result in a default under or breach of any agreement or instrument binding on Guarantors party thereto, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantors party thereto and (iii) the New Guarantees have been duly executed in accordance with the applicable indenture and the related Notes issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, such New Guarantees will constitute valid and binding obligations of the applicable Guarantors, enforceable against the applicable Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.
The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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